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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 23, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on November 9, 2001.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 7, 8, 10, 11, 12, 13, 14, 15, 17, 18, 19, 20, 21, 22, 23, 25, 27, 28, 29, 30, 31 and 33, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH OCTOBER 23, 2001

    1.  Please describe business trends in the quarter up to September 11th and since relative to the prior quarter and the quarter a year ago (and also from month-to-month within the quarter).

    This question seems a little over the top in terms of its search for completeness. But, we have to admit that it got us thinking "how much is enough?" If we were willing to supply this sort of information, would you ask for day-to-day and hour-to-hour comparisons? Wouldn't it then be nice if we provided 15-minute updates with week-to-week comparisons on a year-by-year basis following quarter-by-quarter analysis? We suspect that even this might not be enough. Why not ask for web-cams to be installed in every one of our branches worldwide? This would give investors and even our competitors a means to log in and observe firsthand how the "tone of business" looks any time the fancy strikes them.

    In short, it seems to us that we could never supply enough information. No matter how much we say, someone will always have a question looking for just a little more. We're comfortable saying what follows and, while we will not pretend that it is as much as you might want, it is what you are going to get. We hope this information will be helpful:

    Business in July 2001 was ahead of expectation. August 2001 was actually a little behind expectation despite its new status as the all-time record month for profit at Expeditors. August 2000 was a superlative month, but records are made to be broken and August 2000 now stands as only our second best month ever.

    September 2001, considering everything that happened, was actually okay with respect to our expectations. Since we were out of the airfreight business for four days, okay is acceptable.

    We are aware of the current consensus estimates for the third quarter of 2001, and at this point in time, we continue to see no need to comment.

    2.  Please distinguish between what you see as the most critical near- and long-term consequences to your business stemming from the September 11th attacks.

    Near term our focus was on getting freight where it needed to go as soon as possible; obviously not an easy proposition for air shipments while planes were grounded. We handled this challenge just fine—thanks to a lot of hard work by dedicated employees.

    The long-term consequences depend on several things, including:

    1)  What airlines will do with capacity and pricing.

    2)  How consumers react in terms of spending.

    3)  Enhanced security requirements.

    None of these are within our control and we are reminded of the Red Queen's comments to Alice (of Wonderland fame) in the Garden of Flowers "...it takes all the running you can do, to keep in the same place. If you want to get somewhere, you must run at least twice as fast as that."

    We have come to realize that our organization does have the strength and the dynamism to continue to execute in very challenging times. We've learned that we can, in fact, run faster when we thought that we were already running as fast as we were able. During these trying days, we have found ourselves grateful for the loyalty of our customers, the steadiness of our suppliers and spirit of our employees. Regardless of where we live, what languages we speak or how we may worship, together we are a powerful team.

    3.  What were the direct impacts of the September 11th terrorist attacks on operations from region to region? Which trade lanes were hardest hit and how were your different business segments impacted (i.e., air, ocean, customs, other)?

    It's fairly easy to identify the immediate direct impact of the terrorist attack—planes didn't fly for four days. During that time, we were "out of business" for air shipments to and from the United States. Because of the importance of the United States to the global economy (estimated to be 25% of Global GDP), this substantially impacted airfreight lanes outside the United States as well. Ocean freight continued to move with a minimal amount of interruption.

    Obviously, customs and import services are dependent on goods actually entering the borders of the United States and other countries. Without airfreight, it is not long before there is a commensurate dearth of airfreight entries awaiting processing. The result of all this was a tremendous backlog that actually cleared fairly quickly once planes started flying again.

    One thing that we did notice was that the usual "last two weeks of the quarter frenzy" did not appear to have the intensity that recent third quarters have had. Empirical evidence is in short supply, but a possible explanation for this is that many companies, acknowledging the impact that the events of September 11th would have on their quarterly results, did not push to get as many shipments as possible moving before the end of the month. If this were true, this freight should appear in the fourth quarter. Very preliminary October data from North America would tend to add some validity to this explanation.

    4.  Given the numerous announcements from air carriers regarding fleet reductions, how have your various regional operations been impacted? Where has airfreight pricing firmed most clearly? Where has it not changed significantly?

    Our regions have adjusted very well to airline fleet redeployments. Where airlines have actually pulled assets offline, they have done an excellent job of doing this in an orderly fashion. This has brought a measure of much needed equilibrium to asset capacity and freight volumes.

    Pricing has firmed everywhere. In fact, given that capacity has been pulled off line, prices are increasing. It is no secret that the slowing of growth in the global economy prior to September 11th had weakened the financial stability of the airline industry, in general, and U.S.-based carriers, in particular.

    The shock wave caused by the hijacking and loss of four aircraft resulted in a drop-off in passenger business that has put the airlines, by their own admission, in dire straits. They need revenue. Freight volumes, so far, are still hanging in there. It is only natural that the strongest part of a business offers the greatest opportunity for price increases. Call it a security surcharge, war risk surcharge, or whatever; this is a price increase that the airlines most likely need to be able to stay in business.

    In our view this is also a rational economic reaction to operating in an increasingly risky environment. The airlines are actually doing the entire economy a favor by reflecting the true cost of running their operations in their pricing. Having air carriers going bankrupt, with the related ripple effects through the economy, will not be a good thing for consumers or for commerce. These pricing adjustments are as universal as the woes of the carriers and will likely affect all lanes.

    5.  In light of airline passenger fleet reductions, how does pricing from these carriers compare to pricing amongst carriers with dedicated freighters?

    While there is some price difference between freight rates offered by airlines with dedicated freighters and airlines that only offer cargo belly space, the difference is more pronounced on lanes where there are fewer dedicated freighters. This differential, however, tends to remain constant when considered on a percentage basis while rates will move up and down in response to market events.

    6.  How much of Expeditors' overall airfreight could just as well be transported within the belly of a passenger aircraft as it could in a dedicated freighter?

    The short answer is probably almost all of it, but what is significant is that our operational trend has been moving towards the increased use of dedicated freighters for some time. To effectively answer this question, however, requires a little setup.

    The primary differentiator between freight carried in belly space and freight carried on dedicated freighters is the "ULD" configuration that can be used. ULD is the abbreviation for unit load device meaning the standardized pallets and freight containers that are designed to fit on airplanes. The dimensions of these devices, measured in inches, ranges from the largest main deck pallets of 125x96x96 to the smaller units, such as an LD-3, which has dimensions approximating 47x60x64.

    The ULDs that can be placed on most passenger airlines are the very smallest units. There are a select few carriers who offer a "combi" configuration, where the "main deck" is split between passengers and cargo. It is the main deck capacity of freighters that accommodates the larger pallets. Main deck offers the advantage of the largest available space being at the deck level, while belly space features more room away from the floor as the walls bend outward.

    The economics of the transportation business are such that the bigger the consolidation, the greater the ability to maximize profitability. Given that, we would love to have as much main deck capacity as possible where we could use the large pallets and build from the ground up. In many markets where main deck space is available, we don't have enough freight on all lanes to be able to consistently deliver main deck pallets. However, we are working on this every day.

    Where big is too big or not available, we use the smaller containers that can be used on either passenger airlines or dedicated freighters. Because these devices are smaller, there is slightly less opportunity to maximize profitability.

    As all this relates to our current scenario, if passenger belly capacity goes away, that means that there will be a great shift towards more dedicated cargo carriers, which would probably mean more main deck capacity. With more main deck capacity, we think we're actually happy.

    We recognize that these shifts will not occur overnight and they will not occur in a vacuum. The classical French economist Jean Baptiste Say postulated that supply eventually creates its own demand. As applied to this question, we wish to assert that global trade is not going away. Even if passenger belly freight availability decreases to the point that existing dedicated freighters cannot handle all the supply of available freight volume, we believe that older, idled passenger aircraft will be reborn as dedicated freighters.

    7.  With regard to the impacts of airfreight capacity reductions, how are operations impacted compared to the Gulf War period when Expeditors was a smaller and less diverse company?

    To date, we have not had the operational interruptions caused by the large military diversions of transportation assets that we saw in 1990.

    In addition, we are more global in 2001 than we were in 1990 and this fact has given us much more flexibility to deal with our current situation. We have more substantial air carrier relationships and we have stronger alternative capabilities in the ocean market. We also have more traffic moving between points outside the United States than we had moving through our entire global network in 1990.

    8.  What types of regulatory changes have been implemented since September and how have they impacted your operations? What kinds of changes do you anticipate in the near-term that may impact your various operations?

    By "regulatory changes" we assume you are really talking about security rules. As we noted in our 8-K filing last month, we are not comfortable discussing the details of the security procedures. We can confirm the obvious: there have been changes to requirements that are designed to increase aviation security, in general, and security on passenger carriers, in particular.

    From our perspective, we can comply with anything we've been asked to do and we continue to feel that we will be able to execute effectively and profitably, despite increased "regulatory changes." It is a different world and we all have to adapt and go forward.

    9.  On September 20th, you announced that the repurchase of up to one million shares had been authorized. How much of this amount has been repurchased to date and at what average price?

    We have completed the repurchase of 1,000,000 shares and we did this at an average price of $45.12.

    10. XXXX announced a rate increase of 5% recently and many airline and steamships have announced the introduction of security surcharges. Do you expect these increases to stick and how quickly can you pass through rate increases and security surcharges?

    The stickiness of rate changes isn't really for us to decide. This determination will be made by the asset based service providers in the first instance. We will pass on carrier increases as they are implemented. The ultimate decision is made by shippers who must decide whether less costly transportation alternatives are actually available.

    Typically, we hope to be given enough advance notice of rate increases (up to 30 days) to notify our customers of the pending changes. We typically want to begin billing for any increase on, or very close to, the day they actually go into effect.

    As we noted previously, given the current environment, it is our view that the airlines have no choice but to raise rates. From a rational economic thought point of view, how long can we expect the air carriers to provide services that are priced below their cost? Market conditions move pricing up and down. This is clearly a market where you should expect rates to go up in order to reflect the danger and uncertainty of the day.

    11. The press has reported that 20-25% of flights have been eliminated from intra U.S. passenger routes. Can you give some rough parameters regarding the number of passenger flights eliminated in the various regions since September 11th: (1) intra Asia, (2) intra Europe, (3) Asia to U.S., (4) U.S. to Asia, (5) U.S. to Europe and (6) Europe to Asia?

    We really can't respond to your question with the finite precision that you requested. Our "guestimates" would be just that and no more. However, we do understand the point of your question and we think the best way to answer is to say that from our vantage point, international flights to and from the United States by non-U.S. based flag carriers, generally have not been drastically impacted. U.S. carriers have cut back to a much larger degree.

    To the extent that cargo capacity has been affected, it has been from the reduction of cargo belly space. We are the least dependent on belly space with respect to traffic moving to and from Asia. It is most important to us on freight to and from Europe, Latin America and parts of the Middle East.

    12. With regard to cargo capacity, how does the reduction of passenger flights translate into reduction of belly space? That is, if directionally bellies are 60% full prior to a 10% reduction in the number of flights, what does that generally do to utilization and pricing?

    From information available to us it appears that from a U.S. export basis alone, nearly 1,000,000 kgs per day of belly space capacity has been pulled off line by the airlines—by far the lions share of this coming from U.S. carriers. The loss of this amount of capacity in any fourth quarter would typically be unthinkable, if not actually impossible. However, there was excess capacity in the market pre-September 11th. The recent decrease in passenger flights, with the corresponding loss of belly space capability, did tighten up the cargo markets. It would be a little dangerous at this stage, however, to assume that a "linear" mathematical formula could be applied to calculate a general utilization and pricing impact. There is more going on here and in any event the situation is still much too dynamic to apply this kind of logic.

    13. For the quarter ended June 30, 2001 Airfreight revenue declined nearly 10% on the quarter-to-quarter basis even though net Airfreight revenue experienced a substantial increase. I understand that net revenue excludes the cost of purchased transportation and therefore eliminates the grossing up affect of passing along this cost, but does the decline in gross revenue indicate a slowdown in freight volume and/or loss of market share?

    The answer to your question is actually quite short and simple. The decline in gross revenue is due to a decline in volume, primarily from points in Asia to points in the United States. These are our largest trade lanes. We believe that we continue to expand our market share, albeit this is market share in a market that from all indications is somewhat smaller this year than it was last year.

    14. Internet auction of goods and services appear to be on the rise. One internet auction company claims to have managed over $21 billion in goods and services. Has Expeditors seen an increase in logistic services auctions? Do auctions provide a means of acquiring business without incurring the high costs of sales?

    The recently-retired CEO of a rather large U.S. based multi-national is on record boasting of purchasing $21 billion in goods and services via internet auction. The same individual also is on record stating that his company had never been "auctioned" despite having some rather fungible product offerings. He has gone on to state that if you find yourself "up on the screen" bidding for business in an internet auction, "you're a dead pigeon."

    We agree with his policy decision to avoid commodity status for his products, but we also wonder how much auctioning his purchases actually cost his company. We suspect this cost is larger than he ever chose to recognize.

    While we have seen an increase in logistic service auctions, we do not participate in auctions. We have submitted bids electronically at the commencement of freight auctions, but we log off at this point and we do not participate in the auction itself. We know that this is a policy that is also followed by several responsible competitors.

    Why not be a player in an electronic freight auction? While an auction can definitely be a source of business without incurring the "high costs" of the sales process, you have to factor in the value of the business that you are seeking to win. We need to hold this thought for a moment while we analyze the human dynamics of what goes on in an auction and why purchasing departments are now using this format.

    The term auction itself conjures up visions of well-heeled individuals gathered at some polished and perhaps intentionally stuffy venue where the virtues of some famous object of art or other notable collectible is extolled in hushed and sophisticated tones as the patrons stand around sipping champagne. Just being in the room is a treat. This atmosphere is intended to start the juices of irrational over-exuberance flowing and the skilled auctioneer can, by concurrently exposing and appealing to people's egos, extract the highest possible price for some item which is so unique that it cannot be valued in any other way.

    As the bidding progresses, rationality slowly reenters the process while the bids escalate. One by one, people experience a convergence of sorts between what they want and what they can realistically afford to spend. At this point, the battle becomes more of a competition and the focus of the remaining bidders is on winning perhaps at all costs. Those who remain in their irrationally over-exuberant state continue in an economic war of attrition.

    Whether the ultimate purchaser is a wealthy dowager of a vast inherited fortune driven by an unrequited desire to own a porcelain vase from the Ming Dynasty or a new millionaire with a passion for an original Picasso, the outcome of the auction is that the highest bidder actually gets something of value. It might be for a value that is unique to them—as no one else was willing to pay—but there is a transfer of value. As long as they don't have to sell—who is to say it isn't worth what they paid for it—after all, they set the price and they won the competition.

    Auctions are really only effective in three instances: 1) where the items being offered are so specialized and so unique and are sold so infrequently that effective pricing cannot be done in the absence of an actual transaction; 2) where the items being offered have to be sold in a very short period and 3) where the items being offered are commodities and by definition indistinguishable from one another. Art or antique auctions are examples of the first class of auctions. An estate sale or foreclosure is perhaps good examples of the second while the stock market or commodities exchange are classic examples of the third.

    Now, back to that held thought. Since logistics is not sold infrequently and there is usually no pressing urgency in having to make a logistics decision, one can only conclude that the purchasing departments hosting these events look at logistics as a commodity purchase. What else could it be since they don't have to live with the results? To the willing logistics provider, internet logistics auctions really only offer a perception of business opportunity. Whether or not new business is an opportunity or a liability is defined by its actual profitability.

    There is no auctioneer and no champagne in a logistics auction. Only a cyber portal where participants duel in a descending dance of doom. The "winner" clicks away in exuberance to "win" new business. Having fallen into the auction trap, the result is "coyote pricing" where with each down-tick of the bid, the participants are willingly gnawing off their own paw of profitability without realizing the actual magnitude of their profits they are giving up. The sad part of this analogy is that having gnawed off their profitability, they are still stuck in the trap with a customer that does not appreciate whatever uniqueness their offerings may actually have.

    The winner of a freight auction doesn't get to take home a vase or a painting. They get huge customer commitments in exchange for likely unprofitable business. The purchasing manager has no doubt delivered "documented" cost savings and goes happily on to the next auction. The transportation department is left with the low bidder—a "dead pigeon" supplier of logistics services who in the heat of bidding allowed fear of losing the business to overcome the rational economic thought that usually goes into pricing logistics services. This is a recipe for disaster.

    We are a service business. We are not a commodity. We have worked hard and invested heavily to differentiate our service from those of our competitors. We have done this through the development of our technological capabilities, the expansion of our global network and the cultivation of our carrier and vendor relationships. We listen and we create customized solutions that provide the best value not necessarily the lowest "price."

    We strongly believe that we have the most effective sales program in this business. Our employees are trained to educate customers and potential customers on the value of our service and focus on what we do to differentiate ourselves. This is some of the best money we spend.

    Given the choice between having a trained Expeditors sales executive showcasing our services where the customers understand value, and participating in a cold and faceless internet auction for a customer looking to make a commodity purchase we'll gladly absorb the costs of the sales efforts. It is one of the great oxymorons of our day that companies will identify maximizing the value of their supply chain and logistics functions as a strategic goal and then proceed to execute their strategy by hosting a commodity purchase by auctioning business to the lowest bidder.

    We have much to offer our customers in the way of customized solutions offering supply chain value enhancement. We harbor no fear of failure as a result of not "winning" an internet logistics auction. We have no desire to offer a commodity service and we certainly do not want "dead pigeon" status.

    15. In terms of airfreight net revenue, what is the split between agency and indirect carrier business?

    What we think you are asking is how much business do we handle as an airfreight forwarder ("agency") as compared to business handled as an airfreight consolidator ("indirect carrier"). To be clear, let us take a minute and explain the difference. As an airfreight forwarder, we do not issue any house paper and the only contract of carriage is the airline's master airway bill, which is issued directly to the shipper. We prepare and issue this master airway bill as an agent for the carrier much as a travel agent does when issuing a passenger ticket. We have also been known to call this a direct shipment although the direct here means direct to the consignee and is not to be confused with a "direct carrier" which is FAA talk for an asset based player.

    As an airfreight consolidator, we issue each shipper a house airway bill that serves as the contract of carriage between Expeditors and the shipper. We, in turn, are issued a master airway bill by the airline. From the airline's perspective, we are the shipper, even though our consolidation is made up of many individual shippers. To a customer we are the carrier, even though we use assets owned by another company to accomplish the movement. We are the "indirect carrier" in FAA speak because, well because that's what they call us. To make matters worse, when acting as an airfreight consolidator we will consignee the master airway bill to our destination office whenever we have one. In all other cases the consolidated shipment is consigned to an agent although this is not to be confused with what you are calling an agency shipment.

    We are primarily an airfreight consolidator. Airfreight consolidation is typically more profitable as we make our money by selling a rate to the customers and negotiating a rate separately with the airline. In a large consolidation, where we can build our own pallets, we can mix and match volumetric (fluffy) freight with dense (heavy) freight. In addition, airfreight consolidators can more easily control important destination activities like arranging customs clearance, delivery and collecting freight charges.

    More than 95% of all shipments we handle, we will consolidate. Direct agency business is typically specialized business (e.g. hazardous cargo, perishable goods) where we receive a handling fee from the shipper and a sales commission from the airline. Because of the nature of these goods, we typically will forgo the incremental profit that we might get from combining these shipments with general cargo tendered by other shippers. At the root of your question lies the unstated fact that some airlines have recently announced that they will suspend the payment of agency commissions to freight agents. Such a pricing change, even if sticky, is very unlikely to have any noticeable effect on our business.

    16. Also in terms of airfreight net revenue, what is the split between reliance upon dedicated freighter aircraft vs. passenger aircraft cargo capacity?

    We've addressed this question before. It is still approximately 60% for dedicated freighter aircraft on a company wide basis.

    17. Wall Street has recently called your business model into question, given the uncertainty in the global economy and changes in airfreight capacity. How do you refute the claims that Expeditors' business model, though previously highly successful, is now running an uphill battle?

    If Wall Street did actually speak with a single voice, and if anyone were actually gifted enough to hear it, it seems odd that the voices would bother to question our business model. Our model has been marked by sticking to what we know and has been based upon sound business decisions, growth and profitability.

    If you know Expeditors, you know that we are not about to alter what we do or how we do it merely to please Wall Street. To imply that we need to issue some kind of formal refutation of this questioning implies that we somehow have given credence to it.

    We tire of trying to explain over and over again the soundness of our model. Frankly, we think we know more about our business than Wall Street does and if anyone doubts this fact, they should sell now and run from this stock. We acknowledge that "only time will tell" if the skeptics are correct and we are misplaced in our confidence. However, we offer the following observations in support of our position:

  •
  International trade is not going away.

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  The asset based carriers, be they ocean or air, do not have the resources or the wherewithal to handle the arrangements for all shipper and shipments moving in international trade. Even if they had the desire, they are not in a position to add the personnel required to create a global network and make it happen. Most are struggling in their own right to maintain profitability.

  •
  It takes properly deployed intellectual capital, supported by technology and communication expertise, to efficiently match assets in transit with assets available to transport and we have these resources.

    Non-asset based logistics companies are the common denominator for the transportation industry. When flexibility is an issue, a logistics company is generally required.

    It is a fact that at the present time the market has our stock at a 30% discount to the all time high reached less than six months ago. This is no doubt the sound that you are hearing. What you elect to make of it is up to you. In the meantime, we plan to be right here trying our best to make money rather than addressing the queries on behalf of those who hear voices.

    18. Your security and insurance surcharges will be effective October 15, 2001. How can we be sure that you will be able to pass them onto shippers fully, and what, in terms of your history, can you point to as an example of a successful pass through of a similar or comparable type of surcharge?

    Regardless of what these surcharges are labeled, these are, in our view, carrier-levied price increases. They are no different than the usual peak season adjustment factors, fuel surcharges, etc. that we have had to pass on year in and year out.

    The economics of this business are such that carrier-levied surcharges and price increases have to be passed on. No forwarder can long absorb price increases of the magnitude that we are presently seeing.

    There are undoubtedly customers who will not be happy about these increases. At the end of the day, it is the market that will determine if these surcharges are successful. Customers who need their freight will pay. Customers who don't, will not. These customers will then have to shift to alternative modes of transport. Those who refuse to shift and refuse to pay will unfortunately be stuck looking at their freight for a while.

    19. The cost of running your business may grow faster than that of your business itself given the changes we are seeing in terms of security for the airfreight market. The market is concerned that it will be hard to grow your business and get new customers, particularly your airfreight business, which is over 40% of net revenue. [Material about aircraft security program changes deleted.] How will you combat the positive spread between growth of business costs and growth of your business itself? Please give us your comments on how this affects the growth of your business going forward, or if it does not, why? Finally, given our understanding of the security rules, is your ground infrastructure more important now since it will help to get "eventual" air customers?

    In the first place, your questions (note we have edited your three security related questions into one in order to simplify both the question and the response) make rather explicit reference to what you assume are the new security requirements. The security program applicable to our operations is issued by the FAA and is intended to be confidential.

    As we said last month, we are not comfortable discussing security issues in any way shape or form. Despite the obvious inability of many to keep these measures confidential, we take them quite seriously. This is much more important than the tag on your pillow and we believe that it deserves to be treated as such. Aside from the possible threat of criminal and civil penalties, to try to engage in a public discussion of details of security measures is highly irresponsible.

    We have stated that we are comfortable that we can comply with whatever measures exist at this point without undo costs being borne by us. There isn't really a lot more to say about this, and we won't.

    In the second place, the security and insurance surcharges are pass-through costs from the carriers. This is a prime example of "THE MARKET" not understanding "OUR MARKET".

    Finally, we think that the ground infrastructure issues you raise are irrelevant to our business practices.

    20. How flexible are you in terms of getting capacity from freighter planes rather than passenger planes in the event that belly capacity becomes strapped?

    We are not all that dependent on belly space as this month's questions seem to fear. By far, the majority of our tonnage travels on dedicated freighters. As we noted previously, our trend over the last several years has been away from belly space and towards more dedicated freighters.

    21. Five percent of your operating income comes from the Middle East. Given the conflict the U.S. is in, is your business in that area insulated, or is it correct for us to assume that there is significant downside risk to earnings from this factor?

    While there certainly is risk involved, we don't think that there is "significant downside risk". Our offices in the Middle East report that it is very much "business as usual" and they also report that they have not been effected by the current campaign against terrorism. This includes all of our offices on the Indian Sub-continent.

    22. We have been hearing from shippers that they are shifting to ocean from air in order to save costs. While providing ocean forwarding does bring a higher margin, on an absolute basis the dollar amount earned is less. What can you do to mitigate the lower operating income base from this?

    We see no real reason to mitigate anything. One of our most under-appreciated strengths is our highly developed ocean network. It is profitable, and we have extraordinarily talented individuals who run this part of our business. We are very confident that the more ocean freight that exists out there, the more we'll end up with.

    While your observation that a ton of airfreight will yield more net revenue than a ton of ocean freight is generally true, from an operating margin standpoint, it is not as clear cut as to how much more profitable, if at all, airfreight is—particularly if this move to ocean freight increases our mix of LCL business.

    23. For the second quarter of 2001, SG&A as a percentage of net revenues rose 15 basis points year-over-year to 74.16%. This was the first time in a while we recall seeing this percentage increase year-over-year. Given how well you have managed and minimized these costs to date, is there more room for you to improve on your management of these costs going forward?

    A shift of fifteen basis points is hardly a significant event around here. We do acknowledge that we have made some good progress in our operating margins. We have actually been very surprised by how well we have done here, as the results are much better than we had planned. That having been said, we're not looking for expansion in this area.

    24. Within your ocean forwarding business, could you provide a breakout of what percentage is accounted for by ECMS and what percentage is NVO (both gross and net revenue). How has the relative mix of this business trended over time (let's define "over time" as the last five years)?

    The vast majority of what we do is NVO business. From a net revenue basis, ECMS is not large enough to require separate SEC disclosure. By definition, this means that ECMS is less than 10% of total revenue—which it is. Over the past five years, ECMS has grown steadily as a percentage of the ocean net revenue, although it is still not large enough for required disclosure.

    25. Per your "Responses to Selected Questions Regarding 1Q 2001 Results", specifically within the answer to question 9, you state that "In March we began a market leading rate review on an account specific basis." You went on to say that, with respect to your customers, "most were pleased to learn that lower rates were available from Expeditors." How often does Expeditors conduct this type of broad rate review? In an environment that may very likely lead to rate increases over the next several months, which almost certainly will not be as pleasing for customers, how is Expeditors positioning itself to quickly pass along rate increases, hence minimizing net margin compression, in 2002?

    Market conditions are typically the catalyst for the timing of rate reviews. In general, we have always passed on rate increases that were passed to us by the carriers. We can't afford to absorb these increases and we have no plans to do so. Generally, market rate increases occur in the fall, in relation to peak season. We try to give sufficient notice to customers of rate increases so that we are billing the new rate contemporaneously with our obligation to pay the new rates.

    26. In the past you have provided detail as to which carriers you use in a particular country. Could you provide a list of primary carriers used by Expeditors, by region, within its airfreight business?

    Over seventy-five percent of our freight is carried by 16 carriers, which we refer to as the "Sweet 16." While it is difficult to present these carriers in a geographic specific chart (they go both ways and sometimes in between, don't you know), we would see the world this way:

ASIA	AMERICAS	EUROPE	MIDDLE EAST
Northwest	Northwest	Lufthansa	Lufthansa
China Airlines	Lufthansa	British	British
EVA	KLM	Air France	KLM
Korean	Cargolux	KLM	Air France
Cathay Pacific	American	Cargolux
Air China	Delta
Singapore	British
Continental
United

    In addition, we also use many other airlines on a route specific basis, such as Aer Lingus and Emirates.

    Australia/New Zealand is a specialized lane and we use a combination of carriers; Air New Zealand and Qantas, being the largest.

    27. Could you please provide a more detailed breakout of how Expeditors contracts for line-haul capacity with ocean and air carriers?

    The term line-haul typically refers to trucking, however we understand the crux of your question.

    We acquire space from direct carriers, both ocean and air, in three ways: 1) fixed volume contracts; 2) memorandums of understanding; and 3) the spot market. In the case of ocean freight, the contracts we do enter into are typically fixed volume contracts, meaning that over the life of the contract you must pay for the container space whether you use it or not. They can be signed for up to a year at a time and provisions exist to allow rate changes mid-term.

    Airfreight is more oriented towards the memorandum of understanding format, which focus on shorter time periods—two to three months. These agreements are generally more flexible and typically stipulate pricing contingent upon freight tendered. Inability to live up to commitments results in a loss of space or an increase in rates.

    Finally, the spot market rate is what the carrier charges to move freight on any given day when excess capacity is available. In a very busy period where demand for space outstrips supply, there is no reliable spot market. In a slow peak season, the spot market becomes a much bigger factor in the determination of carrier pricing.

    The real challenge on our part is to commit to just the right amount of space so that we are confident that we can absolutely fulfill our commitments and still have room to participate in a spot market if one develops. This is a critical factor in our business and it takes the efforts of skilled professionals who know and understand how to work with the intricate variables of this business.

    Carriers often overbook because not all forwarders are capable of honoring commitments. Space and contract decisions are not made by econometric computer forecasting models. They are made by living and breathing human beings. These are people who have experience in this business and who know how to foster and develop relationships with carriers and customers alike in a manner that is in the long-term beneficial interest of the customers, the carriers and Expeditors.

    28. You have stated that in the past your yields have benefited as a result of "some blocked space agreements and dedicated charter commitments," could you please clarify how much of your business, both air and ocean, is currently transacted in this manner?

    More fixed space agreements are found in ocean than in air. There is more dedicated charter activity in air. The amount of business that we conduct under either of these methods varies from month to month and year to year. To disclose what they are at any one point in time is not something we are going to do. We can say that we think we are pretty good at this stuff.

    You can make mistakes if you are not careful or if you are new to this game. The worst thing a forwarder can do is to panic or fail to be resolute about decisions made. For example, consider the forwarder that commits to an expensive charter program or high rate blocked space program in the slow season, changes direction after absorbing a beating and agrees to pay a penalty to get out of the deal only to then watch the market tighten. We have seen this happen, but not to us.

    29. Given all the security surcharges and new procedures which increase the cost and amount of time needed to process international shipments, one smaller forwarder recently informed me that some of their smaller customers are deciding that it is just not worth it for them to conduct business internationally. In today's WSJ, I've seen a couple of articles discussing the trend of sourcing domestically or locally for either patriotic or practical reasons. All of which brings me to my question, are you seeing any of these trends develop with any of your accounts, and if so, to what extent is it impacting your business? Second question relates to the one above but is more specific. Many retail accounts source textiles from the Middle East, in particular Pakistan. Given the current situation, are accounts dramatically changing their sourcing patterns and, if so, how is that impacting business?

    We have not noticed a big swing towards more domestic sourcing and we have no reason to believe that any grand scale shift is imminent. In the last 10 years, the means of production have increasingly located offshore. This occurred not due to a lack of patriotism, but came as manufacturers chased cheaper labor markets. The consumer has been the beneficiary of this shift.

    Today, you can purchase a PC for $500 that is over 1,500 times faster and more powerful than the PC you could have purchased for $5,000 nearly 20 years ago. As a consequence, many of us who could have only dreamed of owning a personal computer 20 years ago, may now have an extra one sitting around the house. We've all enjoyed this unprecedented purchasing power.

    As a consequence, global capital has been deployed in a manner to accommodate demand at these prices. This same thing is true for clothing, toys and many other goods. Domestic sourcing for these items on a scale necessary to meet demand is not realistic. It is questionable that we will pay double or triple for goods manufactured domestically, particularly when we have gotten used to paying the lower price.

    There is another important factor here. Global trade is net sum gain. It is only through global trade that we have the opportunity to increase the global standard of living in both the developed and developing countries. If we are to ever live peaceably in a shrinking world, we have to trade with each other. For better or worse, we are in this together.

    30. I would request you please provide details of per share dividend declared and paid to common share holders in the year 2001 (with breakups of each QTR).

    Dividends don't really exist until the Board of Directors declares them. While we can perhaps assume that we will pay a dividend of $.20 per share in 2001, the only dividend declared so far this year was the $.10 per share paid on June 15, 2001 to shareholders of record as of June 1. If history is any sort of guide, look for an announcement later this year of a second dividend of $.10 per share to be paid on December 15, 2001 to shareholders of record as of December 3rd. Please understand that this is certainly a forward looking statement if ever there was one.

    31. There has been much discussion about the impact of reduced freight capacity as a result of lower utilization of planes by the commercial airlines. History has shown that the only environment where your business model is strained is one in which demand is very weak and capacity is tight. I am wondering if history is really not a guide for the following reasons:

      1.  Growth is still available through market share gains and much of your competition remains somewhat distracted.

      2.  An airline that had 50% excess belly space using all its planes still has 28.6% excess belly space using 70% of its planes assuming no commensurate drop in freight volumes. This may not be exactly the case but a scenario even close to this still allows for optimality as you look to place cargo.

      3.  If my analysis in point 2 is incorrect and rates are rising I would suggest the value proposition you offer your customers may be strong enough to adequately increase prices to at least maintain your spreads. I could also make the argument that the savings your customers have realized through their relationship with your company over the years as well as the expertise required in environments such as this give you much more flexibility than in the past (though I realize this may be naive on my part given the level of competition in the business).

    Actually, your analysis of the situation is quite accurate from our perspective. Mark Twain was once quoted as saying something to the effect that "history never repeats itself exactly, but it does rhyme." As we look at our history, there have been very few times, if any, when there has been a convergence of weak demand and no capacity. The only example might be a temporary period of time during the buildup to the Gulf War, but we are not really sure of this.

    We think that belly space will always remain available to us in some capacity. Global trade is a much bigger part of everyone's overall universe than it was in 1990. The effort that is needed to match freight and carriers has not been simplified by the events of the last month. In fact, this part of our business is now vastly more complicated. The intellectual, technological and communications capabilities that we provide are needed now more than ever. If people will stop long enough to tap their collective helmets as they think about the current situation, this should become self-evident.

    32. Is there any portion of the security and insurance surcharge that is not allocated to pass-through surcharges from the airlines, in order to have a cushion against some incremental costs that could still arise, if so what percentage?

    You would have to ask the airlines. They are the ones who levy the surcharges. Given the current state of their financial affairs, any additional revenue they can garner has to be considered a reduction in some incremental cost somewhere, be it direct or indirect.

    33. Some airlines are basing their surcharge to forwarders on per kilo basis, while others are using a per piece system. How do you plan to set up your surcharge such that it can do this and not cause shippers to be upset that you are charging more than a complete pass through?

    We will do them in a manner consistent with all our past "pass through" price increases. Try saying this out loud three times fast.

    When questions arise we will show our customers what the "pass through" charges are and then work to come to an agreement as to what a fair charge will be given the carrier selection best suited to that customer.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

October 26, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer

October 26, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President—Chief Financial Officer and Treasurer

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SELECTED INQUIRIES RECEIVED THROUGH OCTOBER 23, 2001
SIGNATURES